Exhibit 99.1

Pacific Capital Bancorp Reports 43% Increase in Earnings Per Share for First Quarter of 2008

SANTA BARBARA, Calif.--(BUSINESS WIRE)--Pacific Capital Bancorp (Nasdaq: PCBC), a community bank holding company with $7.4 billion in assets, today announced financial results for the first quarter ended March 31, 2008.

The Company’s net income for the first quarter of 2008 was $72.5 million, an increase of 40% from $51.6 million in net income for the first quarter of 2007. The Company earned $1.56 per diluted share in the first quarter of 2008, an increase of 43% from earnings of $1.09 per diluted share for the first quarter of 2007.

Pretax income for the first quarter of 2008 was $116.3 million, an increase of 36% from $85.8 million in pretax income for the same period of the prior year. Pretax income for the Core Bank was $8.3 million in the first quarter of 2008, compared to $29.5 million for the first quarter of 2007. Pretax income from the Company’s Refund Anticipation Loan (RAL) and Refund Transfer (RT) programs was $108.0 million for the first quarter of 2008, compared to $56.3 million for the first quarter of 2007. As discussed in the Non-GAAP Financial Information section later in the press release, “Core Bank” represents all activities of the Company other than the RAL and RT programs.

Commenting on the first quarter of 2008, George Leis, President and Chief Executive Officer of Pacific Capital Bancorp, said, “Our strong first quarter performance was driven by substantial improvement in our RAL and RT programs. One of our highest strategic priorities entering 2008 was to enhance the risk management controls of our RAL and RT programs, and we are very pleased to have succeeded in this effort. We currently estimate a loss rate of approximately 1.00% of total RALs originated in the 2008 program, compared to a loss rate of 1.98% of total RALs originated in 2007. The reduced loss rate, combined with significant growth in the number of independent tax preparers who offer our RAL and RT products to their customers, resulted in a dramatic increase in profitability for the 2008 programs.

“Within the Core Bank, we were able to generate solid loan growth and modest expansion in our net interest margin. However, following an extensive review of our home construction portfolio, we determined that we needed to increase our allowance for loan losses in light of the significant deterioration in the homebuilding industry, particularly among customers operating in the markets of the Central Valley of California and Reno, Nevada. This resulted in a provision for loan losses in the Core Bank of $15.6 million in the first quarter. We are working closely with our borrowers in the homebuilding industry and have developed remediation plans to help us minimize any charge-offs that might have to be taken,” said Leis.

RAL and RT Programs

Pretax income for the RAL and RT programs increased 92% in the first quarter of 2008, compared to the same period of the prior year.

The following tables detail the contribution of RAL and RT transactions from the Company’s three distribution channels and the overall product mix between RALs and RTs:

Channel	Number of Transactions (in millions) at March 31,
	2008	2007	% change
Jackson Hewitt	1.46	1.42	2.8%
Other Professional Tax Preparers	3.25	2.06	57.8%
Self-filers	2.72	2.36	15.3%
Total	7.43	5.84	27.2%

Product	Product Mix
	2008	2007
RALs	27%	31%
RTs	73%	69%

At March 31, 2008, the Company had approximately $61.1 million in RALs on its balance sheet, compared to $97.4 million at March 31, 2007. All of the RALs on the balance sheet at March 31, 2008, were originated during the month of March, and collections subsequent to the end of the first quarter of 2008 have proceeded in line with the Company’s expectations.

Income Statement

The Company’s net interest income for the first quarter of 2008 was $161.2 million, compared with $175.4 million in the same quarter of 2007. Net interest income for the Core Bank was $60.0 million in the first quarter of 2008, compared with $70.7 million in the same period of the prior year. The decrease in Core Bank net interest income is primarily attributable to the sale and transfer of loans during the second quarter of 2007 and the first quarter of 2008, and a decline in loan interest rates that could not be fully offset by reductions in interest expense on deposits.

The Company’s net interest margin for the first quarter of 2008 was 9.00%, which compares with 9.48% in the first quarter of 2007. For the Core Bank, net interest margin for the first quarter of 2008 was 3.64%, compared with 4.27% in the first quarter of 2007 and 3.62% in the fourth quarter of 2007.

The Company’s non-interest income was $125.3 million in the first quarter of 2008, compared with $104.3 million in the first quarter of 2007. The increase in non-interest income was primarily attributable to an increase in RT fees. For the Core Bank, excluding gains on securities sales, non-interest income in the first quarter of 2008 was $15.7 million, compared with $16.8 million in the same period of the prior year. The decline was attributable to a reduction in the valuation of mortgage servicing assets due to decreasing interest rates and the write-off of a building and leasehold improvements, which were partially offset by an increase in Wealth Management fees due to the acquisition of R.E. Wacker & Associates in January 2008.

The Company’s operating efficiency ratio for the first quarter of 2008 was 42.8%, compared with 41.1% in the same period last year. The following reflects current and historical operating efficiency ratios for the Core Bank:

  Q1 2008: 71.3%
  Q4 2007: 61.6% (excludes the impact of non-routine actions taken in the quarter)
  Q1 2007: 59.4%

The increase in the Core Bank’s operating efficiency ratio from the fourth quarter of 2007 reflects the decline in revenue and the impact of higher operating expenses driven primarily by the following items:

  An increase in salaries and benefits due to higher incentive compensation and a strategic investment in personnel
  A $2.6 million increase in reserves for credit commitments provided to customers in the homebuilding industry, as well as a change in the methodology for calculating this reserve
  A $642,000 charge related to a lease termination for vacating a portion of an administrative building

The Company’s provision for income taxes increased by $9.6 million in the first quarter of 2008 over the same period of the prior year. The higher provision for income taxes was due to the increase in income from the RAL and RT programs which are taxed at 42.05%.

Balance Sheet

The Company’s total gross loans were $5.55 billion at March 31, 2008, compared with $5.36 billion at December 31, 2007 and $5.52 billion at March 31, 2007.

For the Core Bank, total gross loans were $5.49 billion at March 31, 2008, an increase of 10% annualized from total gross loans of $5.36 billion at December 31, 2007. The growth in the loan portfolio during the first quarter of 2008 was primarily attributable to non-residential construction, commercial and multi-family real estate loans. For the trailing 12 months ended March 31, 2008, total gross loans increased 15%, excluding loan sales and transfers.

The Company’s total deposits were $4.84 billion at March 31, 2008, compared to $4.96 billion at December 31, 2007, and $5.01 billion at March 31, 2007. Total deposits for the Core Bank were $4.62 billion at March 31, 2008, compared to $4.74 billion at December 31, 2007, and $4.82 billion at March 31, 2007.

Asset Quality and Capital Ratios

In the first quarter of 2008, the Company recorded a provision for loan losses of $48.4 million, of which $15.6 million related to the Core Bank. The larger than expected provision for the Core Bank was primarily attributable to the downgrading of loans to customers in the homebuilding industry and deterioration in general economic conditions. Loans to customers in the homebuilding industry accounted for 91% of the increase in non-performing assets during the first quarter.

The following table provides comparative asset quality data for the comparable three-month periods of the Core Bank (dollars in millions):

	March 31, 2008	December 31, 2007

Allowance for loan losses	$58.3	$44.8
Allowance for loan losses/total loans	1.06%	0.84%

Total non-performing assets	$163.7	$76.7
Total non-performing assets/total assets	2.37%	1.04%

Allowance to non-performing loans	36%	61%

Net charge-offs	$2.2	$1.4
Annualized net charge-offs/total average loans	0.16%	0.10%

The Company’s total risk weighted capital ratios as of March 31, 2008, and December 31, 2007, were 13.2% and 12.3%, respectively.

Outlook

Commenting on the outlook for Pacific Capital Bancorp, Leis said, “Based on the strength of our RAL and RT programs, we still expect our overall earnings per share to increase in 2008. However, due to the higher credit costs we are experiencing in 2008, we no longer expect earnings in the Core Bank to be higher than last year. Over the remainder of 2008, we expect our quarterly provisions for loan losses to remain elevated, although they should steadily trend lower as we move through the year. We expect that our positive trends in loan growth will continue to help us mitigate the impact of the higher credit costs.”

Conference Call and Webcast

The Company will hold a conference call today at 11:00 a.m. Eastern time / 8:00 a.m. Pacific time to discuss its first quarter 2008 results. To access a live webcast of the conference call, log on at the Investor Relations page of the Company’s website at www.pcbancorp.com. For those who cannot listen to the live broadcast, a replay of the conference call will be available shortly after the call at the same location.

Non-GAAP Financial Information

Throughout this press release, the Company has presented certain amounts and ratios that are computed both with and without the impact of the Company’s RAL and RT programs and certain items that are not deemed to be part of ongoing operations. The Company’s management utilizes the information excluding the RAL and RT programs in the evaluation of the Core Bank operations and believes that the investment community also finds this information valuable. The Company has provided tables at the end of this release that reconcile the impact of the RAL and RT programs and certain items that are not deemed to be part of ongoing operations on the consolidated information prepared in accordance with Generally Accepted Accounting Principles.

About Pacific Capital Bancorp

Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 50 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank and First Bank of San Luis Obispo.

Forward Looking Statements

This press release contains forward-looking statements with respect to the financial condition, results of operation and businesses of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the health of the capital markets, the Company’s de novo branching and acquisition efforts, the operating characteristics of the Company’s income tax refund loan and transfer programs and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company’s control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) deterioration in general economic conditions, internationally, nationally or in California; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) increased competitive pressure among financial services companies; (4) the occurrence of terrorist acts; (5) reduced demand for or earnings derived from the Company’s income tax refund loan and refund transfer programs; (6) legislative or regulatory changes or litigation adversely affecting the businesses in which Pacific Capital Bancorp engages; (7) unfavorable conditions in the capital markets; (8) difficulties in opening additional branches or integrating acquisitions; and (9) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. For a more detailed description of the risk factors associated with the Company’s businesses, please refer to the Company’s most recent Annual Report on Form 10-K.

Non-GAAP Amounts and Measures

This press release contains amounts and ratios that are computed excluding the results of operations of the RAL and RT programs and/or exclude asset and liability balances related to those programs. Because they relate to the filing of individual tax returns, these programs are activities conducted primarily during the first and second quarters of each year. These programs comprise one of the Company's operating segments for purposes of segment reporting in the Company's quarterly and annual reports to the SEC. The Company's Management believes analysts and investors find this information useful for the same reason that Management uses it internally, namely, it provides more comparability with virtually all of the rest of the Company's peers that do not operate such programs.

The information that excludes balances and results of the RAL and RT programs is reconciled to the consolidated information prepared in accordance with Generally Accepted Accounting Principles in several tables at the end of this release.

In addition to the non-GAAP measures computed related to the Company's balances and results exclusive of its RAL and RT programs, this release contains other financial information determined by methods other than in accordance with GAAP. Management uses these non-GAAP measures in their analysis of the business and its performance. In particular, net interest income, net interest margin and operating efficiency are calculated on a fully tax-equivalent basis ("FTE"). Management believes that the measures calculated on a FTE basis provide a useful picture of net interest income, net interest margin and operating efficiency for comparative purposes. Net interest income and net interest margin on a FTE basis is determined by adjusting net interest income to reflect tax-exempt interest income on an equivalent before-tax basis. The efficiency ratio also uses net interest income on a FTE basis.

The assets, liabilities, and results of operations of the Company's refund programs are reported in its periodic filings with the SEC as a segment of its business. Because these are activities conducted by very few other financial institutions, users of the financial statements have indicated that they are interested in information for the Company exclusive of these programs so that they may compare the results of operations with financial institutions that have no comparable programs. The amounts and ratios may generally be computed from the information provided in the note to its financial statements that discloses segment information, but are computed and included in the press release for the convenience of those users.

Consolidated Balance Sheets (unaudited)				% Change
(dollars in thousands)	As of			3/31/2008 vs.	3/31/2008 vs.
	3/31/2008	12/31/2007	3/31/2007	12/31/2007	3/31/2007
			(Restated)	(Annualized)
Assets
Cash and due from banks	$179,328	$141,086	$178,822	108.4%	0.3%
Federal funds sold	20,000	—	—	N/A	N/A
Trading securities	65,885	146,862	—	(220.6%)	N/A
Available-for-sale securities	1,095,876	1,176,887	998,147	(27.5%)	9.8%
Loans held for sale	—	68,343	233,939	N/A	N/A
Loans held for investment
Real estate
Residential	1,098,606	1,075,663	1,456,290	8.5%	(24.6%)
Multi-family residential	285,241	278,935	287,187	9.0%	(0.7%)
Commercial	1,625,242	1,558,761	1,243,983	17.1%	30.6%
Construction	696,577	651,307	544,803	27.8%	27.9%
Commercial loans	1,184,956	1,196,808	1,032,410	(4.0%)	14.8%
Home equity loans	393,732	394,331	373,028	(0.6%)	5.6%
Consumer loans	199,171	200,094	199,208	(1.8%)	(0.0%)
Tax refund loans (RALs)	61,102	—	97,400	N/A	(37.3%)
Leases	—	—	282,857	N/A	N/A
Other loans	2,836	3,257	2,547	(51.7%)	11.3%
Gross loans held for investment	5,547,463	5,359,156	5,519,713	14.1%	0.5%
Allowance for loan losses	65,491	44,843	63,204	184.2%	3.6%
Total loans held for investment, net	5,481,972	5,314,313	5,456,509	12.6%	0.5%
Premises and equipment, net	84,210	86,921	93,525	(12.5%)	(10.0%)
Goodwill	150,354	145,749	145,272	12.6%	3.5%
Other intangible assets	12,058	10,037	7,953	80.5%	51.6%
Other assets	309,698	284,148	307,285	36.0%	0.8%
Total assets	$7,399,381	$7,374,346	$7,421,452	1.4%	(0.3%)

Liabilities
Deposits
Non-interest-bearing demand deposits	$1,116,182	$1,002,281	$1,194,922	45.5%	(6.6%)
Interest-bearing deposits
NOW accounts	1,119,338	1,145,655	1,169,867	(9.2%)	(4.3%)
Money market deposit accounts	727,147	748,417	637,535	(11.4%)	14.1%
Other savings deposits	244,443	254,273	287,099	(15.5%)	(14.9%)
Time certificates of $100,000 or more	1,094,486	1,063,271	1,036,439	11.7%	5.6%
Other time deposits	533,608	749,915	683,422	(115.4%)	(21.9%)
Total interest-bearing deposits	3,719,022	3,961,531	3,814,362	(24.5%)	(2.5%)
Total deposits	4,835,204	4,963,812	5,009,284	(10.4%)	(3.5%)

Federal funds purchased and securities sold under agreements to repurchase	327,640	272,673	344,667	80.6%	(4.9%)
Long-term debt and other borrowings	1,343,530	1,405,602	1,273,472	(17.7%)	5.5%
Accrued interest payable and other liabilities	159,446	63,903	131,531	598.1%	21.2%
Total liabilities	6,665,820	6,705,990	6,758,954	(2.4%)	(1.4%)

Shareholders' equity	733,561	668,356	662,498	39.0%	10.7%
Total liabilities and shareholders' equity	$7,399,381	$7,374,346	$7,421,452	1.4%	(0.3%)

Consolidated Statements of Income (unaudited)
(dollars in thousands)	For the Three-Month Periods Ended March 31,
	2008			2007
	Consolidated	Core Bank	RAL and RT	Consolidated	Core Bank	RAL and RT	Consolidated % Change
Interest income				(Restated)
Loans	$194,088	$88,937	$105,151	$222,918	$108,650	$114,268	(12.9%)
Trading securities	833	833	—	—	—	—	100.0%
Available-for-sale securities	14,087	14,087	—	12,989	12,989	—	8.5%
Federal funds sold, securities purchased under resale agreements and other earning assets	2,012	309	1,703	804	804	—	150.2%
Total interest income	211,020	104,166	106,854	236,711	122,443	114,268	(10.9%)
Interest expense
Deposits	28,424	24,714	3,710	35,422	32,053	3,369	(19.8%)
Securities sold under agreements to repurchase and federal funds purchased	3,614	3,277	337	6,844	3,556	3,288	(47.2%)
Long-term debt and other borrowings	17,797	16,195	1,602	19,050	16,107	2,943	(6.6%)
Total interest expense	49,835	44,186	5,649	61,316	51,716	9,600	(18.7%)
Net interest income	161,185	59,980	101,205	175,395	70,727	104,668	(8.1%)
Provision for loan losses
Provision for loan losses - RALs	32,792	—	32,792	71,858	—	71,858	(54.4%)
Provision for loan losses - Core Bank	15,602	15,602	—	7,120	7,120	—	119.1%
Provision for loan losses	48,394	15,602	32,792	78,978	7,120	71,858	(38.7%)
Net interest income after provision for loan losses	112,791	44,378	68,413	96,417	63,607	32,810	17.0%
Non-interest income
Refund transfer fees	59,555	—	59,555	39,218	—	39,218	51.9%
Gain on sale of tax refund loans, net	44,580	—	44,580	41,822	—	41,822	6.6%
Trust and investment advisory fees	6,631	6,631	—	6,230	6,230	—	6.4%
Other service charges, commissions and fees, net	5,619	3,000	2,619	8,424	4,002	4,422	(33.3%)
Service charges on deposits	4,506	4,506	—	4,257	4,257	—	5.8%
Gain on securities, net	2,839	2,839	—	1,941	1,941	—	46.3%
Other income	1,584	1,584	—	2,362	2,358	4	(32.9%)
Total non-interest income	125,314	18,560	106,754	104,254	18,788	85,466	20.2%
Non-interest expense
Refund program marketing and technology fees	45,000	—	45,000	44,487	—	44,487	1.2%
Salaries and benefits	34,692	28,794	5,898	35,800	29,204	6,596	(3.1%)
Occupancy expense, net	6,509	6,255	254	5,309	5,053	256	22.6%
Furniture, fixtures and equipment	2,605	2,182	423	2,466	2,247	219	5.6%
Other expenses	33,048	17,437	15,611	26,832	16,388	10,444	23.2%
Total non-interest expense	121,854	54,668	67,186	114,894	52,892	62,002	6.1%
Income before provision for income taxes	116,251	$8,270	$107,981	85,777	$29,503	$56,274	35.5%
Provision for income taxes	43,769			34,139			28.2%
Net income	$72,482			$51,638			40.4%

Income per share - basic	$1.57			$1.10
Income per share - diluted	$1.56			$1.09
Average number of shares - basic	46,139			46,953
Average number of shares - diluted	46,471			47,345

The Company's management utilizes the above "Core Bank" financial information in the evaluation of its banking operations and believes that the investment community also finds this information valuable to understand the key drivers of the business.

Consolidated Average Balances and Annualized Yields (unaudited)
(dollars in thousands)	For the Three-Month Periods Ended March 31,
	2008			2007
Average Assets	Balance	Income	Rate	Balance	Income	Rate
				(Restated)
Federal funds sold and other earning assets	$269,566	$2,012	3.00%	$59,243	$804	5.50%
Securities (1) (2)
Taxable	959,956	11,956	5.01%	912,814	10,209	4.54%
Non-taxable	225,760	3,933	6.97%	207,970	4,225	8.13%
Total securities	1,185,716	15,889	5.38%	1,120,784	14,434	5.21%
Loans (1) (3)
Commercial (including Leasing)	1,190,699	20,998	7.09%	1,333,226	29,528	8.98%
Real estate - non residential	2,534,337	40,829	6.44%	2,065,549	38,457	7.45%
Real estate - residential	1,082,328	16,294	6.02%	1,414,174	20,695	5.85%
Consumer	984,920	115,942	47.35%	1,573,715	134,278	34.60%
Other	4,974	73	5.90%	2,962	53	7.26%
Total loans	5,797,258	194,136	13.44%	6,389,626	223,011	14.10%
Total earning assets	7,252,540	212,037	11.76%	7,569,653	238,249	12.76%
SFAS 115 market value adjustment	29,097			22,083
Non earning assets	1,107,818			1,094,988
Total average assets	$8,389,455			$8,686,724

Average liabilities and shareholders' equity
Non-interest-bearing demand deposits	$1,368,499	—	0.00%	$1,393,120	—	0.00%
Interest-bearing deposits
Interest-bearing demand and savings	2,104,083	9,038	1.73%	2,072,980	12,548	2.45%
Time certificates of deposit	1,945,691	19,386	4.01%	2,016,157	22,874	4.60%
Total interest-bearing deposits	4,049,774	28,424	2.82%	4,089,137	35,422	3.51%
Borrowings
Federal funds purchased and repurchase agreements	389,524	3,614	3.73%	525,802	6,844	5.28%
Other borrowings	1,395,557	17,797	5.13%	1,453,147	19,050	5.32%
Total borrowings	1,785,081	21,411	4.82%	1,978,949	25,894	5.31%
Total interest-bearing liabilities	5,834,855	49,835	3.44%	6,068,086	61,316	4.10%
Other liabilities	485,960			590,099
Shareholders' equity	700,141			635,419
Total average liabilities and shareholders' equity	$8,389,455			$8,686,724

Tax equivalent net interest margin		162,202	9.00%		176,933	9.48%
Less: Tax equivalent interest income from non-taxable securities and loans included in interest income		1,017	0.06%		1,538	0.08%
Net interest income		$161,185	8.94%		$175,395	9.40%

Total loans, RALs	$391,025	$105,151	N/A	$715,385	$114,268	N/A
Total loans, Core Bank	$5,406,233	$88,985	6.62%	$5,674,241	$108,743	7.77%
Consumer loans, Core Bank	$593,895	$10,791	7.31%	$858,330	$20,010	9.45%
(1)	Income and yield calculations are presented on an annualized and fully taxable equivalent basis.
(2)	Average securities balances are based on amortized historical cost, excluding SFAS 115 market value adjustments to fair value.
(3)	Nonaccrual loans are included in loan balances. Interest income includes related fee income.

Key Financial Ratios (unaudited)
(dollars and shares in thousands)	For the Three-Month Periods Ended March 31,
	2008	2007
Financial Ratios		(Restated)
Operating efficiency ratio Consolidated	42.80%	41.14%
Operating efficiency ratio Core Bank	71.26%	59.35%
Operating efficiency ratio RAL and RT	32.31%	32.61%

Return on average equity Consolidated	41.64%	32.96%
Return on average equity Core Bank	7.48%	15.42%
Return on average equity RAL and RT	150.23%	97.86%

Return on average assets Consolidated	3.47%	2.41%
Return on average assets Core Bank	0.55%	1.06%
Return on average assets RAL and RT	21.87%	9.35%

Leverage ratio	8.35%	7.31%

	As of March 31,
	2008	2007
		(Restated)
Tier 1 capital to Average Tangible Assets ratio	7.6%	7.2%
Tier 1 capital to Risk Weighted Assets ratio	10.3%	9.6%
Total Tier 1 & Tier 2 Capital to Risk Weighted Assets ratio	13.2%	12.6%

Credit Quality Ratios
Allowance for loan losses Consolidated	$65,491	$63,204
Allowance for loan losses Core Bank	$58,276	$55,596
Allowance for loan losses RAL and RT	$7,215	$7,608

Net charge-offs Consolidated	$27,746	$76,109
Net charge-offs Core Bank	$2,169	$11,857
Net charge-offs RAL and RT	$25,577	$64,252

Annualized Consolidated net charge-offs to Consolidated average loans	1.93%	4.83%
Annualized Core Bank net charge-offs to Core Bank average loans	0.16%	0.85%
Annualized RAL and RT net charge-offs to RAL and RT average loans	26.31%	36.42%

Non-performing assets
Nonaccrual loans	$159,508	$12,029
Loans past due 90 days or more on accrual status	1,240	266
Troubled debt restructured loans	—	7,217
Total non-performing loans *	160,748	19,512
Other real estate owned and other foreclosed assets	2,910	2,967
Total non-performing assets *	$163,658	$22,479

* There were no non-performing RAL loans as of March 31, 2008 and 2007.

Non-performing loans to Core Bank total loans held for investment	2.93%	0.36%
Non-performing assets to Core Bank total assets	2.37%	0.32%
Core Bank allowance for loan losses to non-performing loans	36%	285%
Core Bank allowance for loan losses to Core Bank total loans held for investment	1.06%	1.03%

Book value per share
Actual shares outstanding at end of period	46,157	46,973
Book value per share	$15.89	$14.10
Tangible book value per share	$12.37	$10.84

Reconciliation of GAAP to Non-GAAP Measures (unaudited)
Page 2 and 3 of Release for 1st Quarter Earnings
(dollars in thousands)

Net Interest Margin	For the Three-Month Periods Ended March 31,
	2008			2007
	Consolidated	Core Bank	RAL and RT	Consolidated	Core Bank	RAL and RT
				(Restated)
Net interest margin (tax equivalent)	9.00%	3.64%	N/A	9.48%	4.27%	N/A

Net interest income (tax equivalent)	$162,202	$60,997	$101,205	$176,933	$72,265	$104,668

Interest income	$211,020	$104,166	$106,854	$236,711	$122,443	$114,268
Interest expense	49,835	44,186	5,649	61,316	51,716	9,600
Net interest income	$161,185	$59,980	$101,205	$175,395	$70,727	$104,668
Tax equivalent adjustment	$1,017	$1,017	$—	$1,538	$1,538	$—

Average earning assets	$7,252,540	$6,745,500	$507,040	$7,569,653	$6,855,935	$713,718
Average total assets	$8,389,455	$7,238,420	$1,151,035	$8,686,724	$7,272,085	$1,414,639
Average equity	$700,141	$532,615	$167,526	$635,419	$500,276	$135,143

Normalization of Provision for Income taxes

Income before provision for income taxes	$116,251	$8,270	$107,981	$85,777	$29,503	$56,274
Provision for income taxes (1)		2,621	45,406		10,476	23,663
Consolidated provision for income taxes	43,769			34,139
Net income	$72,482	$5,649	$62,575	$51,638	$19,027	$32,611

Tax Rate	37.65%	31.69%	42.05%	39.80%	35.51%	42.05%

(1)

The "normalized" tax rates in the columns captioned "Core Bank" and "RAL and RT" above, 31.69% and 42.05%, respectively, represent the tax rates that would apply if the RAL and RT Programs and the Core Bank were separate enterprises for 2008. The "normalized" tax rates in the columns captioned "Core Bank" and "RAL and RT" above, 35.51% and 42.05%, respectively, represent the tax rates that would apply if the RAL and RT Programs and the Core Bank were separate enterprises for 2007. Generally accepted accounting principles require the Company to record consolidated tax expense at the rate that is projected to apply to the whole year. However, with the very large amount of income generated in the first quarter by the RAL and RT programs taxable at 42.05% and with the tax exempt income from the municipal portfolio and other tax advantaged items all applying to the Core Bank, the result would be a negative tax rate in the first quarter for the Core Bank if the combined tax expense were to equal the Consolidated tax provision. Showing a "normalized" rate for RAL and RT and for the Core Bank makes clearer the expected tax rate for the Core Bank for the remainder of the year.

Reconciliation of GAAP to Non-GAAP Measures (unaudited)
Page 3 of Release for 1st Quarter Earnings
(dollars and shares in thousands)

Normalization for First Quarter 2008 Transactions
	For the Three-Month Period ended March 31, 2008
	GAAP Consolidated	Holiday Loan Impact	Severance	Non-GAAP Consolidated	Less: RAL and RT	Non-GAAP Core Bank

Net interest income	$161,185	$—	$—	$161,185	$101,205	$59,980
Provision for loan losses	48,394	—	—	48,394	32,792	15,602
Non-interest income	125,314	—	—	125,314	106,754	18,560
Non-interest expense	121,854	—	—	121,854	67,186	54,668
Income before provision for income taxes	116,251	—	—	116,251	107,981	8,270
Provision for income taxes	43,769	—	—	43,769	45,406	(1,637)
Net income	$72,482	$—	$—	$72,482	$62,575	$9,907

Earnings per share - basic	$1.57	$—	$—	$1.57	$1.36	$0.21
Earnings per share - diluted	$1.56	$—	$—	$1.56	$1.35	$0.21
Average number of shares - basic	46,139
Average number of shares - diluted	46,471
Efficiency ratio	42.80%			42.80%	32.31%	71.26%

Normalization for First Quarter 2007 Transactions
	For the Three-Month Period ended March 31, 2007
	GAAP Consolidated	Holiday Loan Impact	Severance	Non-GAAP Consolidated	Less: RAL and RT	Non-GAAP Core Bank

Net interest income	$175,395	$(3,346)	$—	$172,049	$104,668	$67,381
Provision for loan losses	78,978	—	—	78,978	71,858	7,120
Non-interest income	104,254	—	—	104,254	85,466	18,788
Non-interest expense	114,894	—	728	115,622	62,002	53,620
Income before provision for income taxes	85,777	(3,346)	(728)	81,703	56,274	25,429
Provision for income taxes	34,139	(1,407)	(306)	32,426	23,663	8,763
Net income	$51,638	$(1,939)	$(422)	$49,277	$32,611	$16,666

Earnings per share - basic (1)	$1.10	$(0.04)	$(0.01)	$1.05	$0.69	$0.35
Earnings per share - diluted (1)	$1.09	$(0.04)	$(0.01)	$1.04	$0.69	$0.35
Average number of shares - basic	46,953
Average number of shares - diluted	47,345
Efficiency ratio	41.14%			41.91%	32.61%	62.52%

(1)	Transaction summation difference is due to rounding.

Reconciliation of GAAP to Non-GAAP Measures (unaudited)
Page 3 of Release for 1st Quarter Earnings
(dollars in thousands)

	As of March 31, 2008			As of December 31, 2007	Non-GAAP to GAAP
	GAAP Consolidated	RALs	Non-GAAP Consolidated	GAAP Consolidated	Annualized % Change
Loans held for investment
Real estate
Residential	$1,098,606	$—	$1,098,606	$1,075,663	8.53%
Multi-family residential	285,241	—	285,241	278,935	9.04%
Commercial	1,625,242	—	1,625,242	1,558,761	17.06%
Construction	696,577	—	696,577	651,307	27.80%
Commercial loans	1,184,956	—	1,184,956	1,196,808	-3.96%
Home equity loans	393,732	—	393,732	394,331	-0.61%
Consumer loans	199,171	—	199,171	200,094	-1.85%
Tax refund loans (RALs)	61,102	(61,102)	—	—	—
Leases	—	—	—	—	—
Other loans	2,836	—	2,836	3,257	-51.70%
Gross loans held for investment	$5,547,463	$(61,102)	$5,486,361	$5,359,156	9.49%

	As of March 31, 2007			Non-GAAP
	GAAP Consolidated	Leasing, Residential RE (1), and RALs	Non-GAAP Consolidated	03/31/2008 vs. 03/31/2007 % Change
	(Restated)
Loans held for investment
Real estate
Residential	$1,456,290	$(353,280)	$1,103,010	-0.40%
Multi-family residential	287,187	—	287,187	-0.68%
Commercial	1,243,983	—	1,243,983	30.65%
Construction	544,803	—	544,803	27.86%
Commercial loans	1,032,410	—	1,032,410	14.78%
Home equity loans	373,028	—	373,028	5.55%
Consumer loans	199,208	—	199,208	-0.02%
Tax refund loans (RALs)	97,400	(97,400)	—	—
Leases	282,857	(282,857)	—	—
Other loans	2,547	—	2,547	11.35%
Gross loans held for investment	$5,519,713	$(733,537)	$4,786,176	14.63%

(1)	Used sold loan carrying balance at time of sale since, 100% of Residential real estate loan portfolio was not sold.

	As of
	March 31, 2008	December 31, 2007	March 31, 2007
			(Restated)
Total Deposits	$4,835,204	$4,963,812	$5,009,284
Less:
Non-interest-bearing demand deposits - RAL	215,122	36,777	192,094
RAL brokered CDs	—	189,566	—
Total Deposits Core Bank	$4,620,082	$4,737,469	$4,817,190

CONTACT:
Pacific Capital Bancorp
Debbie Whiteley
Executive Vice President, Investor Relations
(805) 884-6680
Debbie.Whiteley@pcbancorp.com